Exhibit 10.8

Summary of Changes to Lead Independent Director Compensation

On February 14, 2007, the Board of Directors of The Gap, Inc. (the “Board”) approved the payment of a $10,000 annual retainer to the Board’s Lead Independent Director (in addition to the compensation otherwise paid to that director in connection with his or her service), effective as of the beginning of the company’s 2007 fiscal year. All other components of director compensation remain unchanged.